Total Luxury Group Apparel Brands to Be Featured on New ABC Hit Show "The One: Making a Music Star"; Celebrity Personal Trainer Mark Jenkins Signed to One-Year Endorsement Deal

NEW YORK, NY -- 07/18/2006 -- Total Luxury Group, Inc. (OTCBB: TLEI) is proud to announce the signing of celebrity personal trainer, Mark Jenkins, to an endorsement deal in connection with the new reality series, "The One," which will air on ABC for 10 weeks beginning Tuesday July 18, 2006.

TLEI subsidiary, International Apparel Group, Inc., will provide the apparel to be worn by Jenkins and others on the show, including its celebrity brands Omage by DMC, Grabman by Randy Moss, Original Gear, and more. There is even a possibility of a surprise television appearance by these celebrities.

"The One: Making of a Music Star" is a behind-the-scenes look into the lives of eleven talented performers who are competing for a major recording contract. As part of the show, Jenkins will be providing the contestants with the physical and mental training that is necessary to become the next great music superstar.

After the conclusion of the show, International Apparel Group will continue to work with Mr. Jenkins in connection with other projects through the end of the one-year endorsement contract. Currently, Jenkins has plans for other national television appearances as well as his own DVD.

About Mark Jenkins - Celebrity Personal Trainer

Mark Jenkins is one of the hottest and most in demand trainers in the business. Mark Jenkins is the founder of "International Fitness," a company committed to transforming the physical and mental fitness of people of all walks of life. He has been a personal trainer to some of the entertainment business' biggest celebrities and has cultivated a roster of high-profile clientele that include Beyonce, P. Diddy, D'Angelo, Mary J. Blige, Brandy, Busta Rhymes, LL Cool J, and Missy Elliot. In one unforgettable feat, Mark transformed Entertainer P. Diddy into a well-tuned running machine for the 2003 New York City Marathon. Jenkins is the man superstars contact when they need to look their very best.

Wanting to share his fitness principles with people all over the world, Jenkins recently authored the book "The Jump Off." The book is written in such a way that anyone from an aspiring hip-hop star to a CEO of a company can easily understand what to do.

About "The One: Making of a Music Star" (Airing on ABC, Tuesday, July 18 at 9/8c)

Every singer has a dream -- and for the eleven contestants attending a state-of-the-art music academy in Los Angeles on the new series, "The One: Making a Music Star," they will now be one step closer to stardom, training with some of the most well-respected music industry professionals as they compete for a major recording contract. "The One" premieres LIVE on TUESDAY, JULY 18 (9:00-11:00 p.m., ET), with the LIVE results show to air the following night, WEDNESDAY, JULY 19 (10:00-11:00 p.m., ET), on the ABC Television Network. For the first time, viewers will have an exclusive VIP pass to an intimate and dramatic look at a select group of up and coming singers who will learn what it really takes to be a recording star. These singers will be on camera 24/7, providing a real-life soap opera as they live and learn together. To prepare for their live performances, the contestants will train with a multi-faceted artist development team that includes celebrity personal trainer Mark Jenkins. This group of top-notch professionals will provide invaluable instruction in vocal coaching, choreography, image consulting, fitness training and more. After 10 weeks and 20 episodes, the eventual winner will receive a recording contract with Interscope/Geffen/A&M Label Group, a leader in the music industry and home to such diverse talent as Black Eyed Peas, Mary J. Blige, Sheryl Crow, Eminem, Nelly Furtado, 50 Cent, Snoop Dogg, Gwen Stefani, Sting and U2.

About Total Luxury Group, Inc.

Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry, for acquisition of companies that have a proven management team, and desirable products or services. In May 2006, Total Luxury Group, Inc. acquired International Apparel Group, Inc., an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

Contact:
TOTAL LUXURY GROUP,INC.
International Apparel Group, Inc.
MIAMI, FL
Janon Costley
(305) 892-6744